Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Extends and Expands Share Repurchase Program

Burr Ridge, Illinois—(November 12, 2008) BankFinancial Corporation (Nasdaq – BFIN) announced today that its Board of Directors has extended the expiration date of the Company’s current share repurchase authorization from November 15, 2008 until May 15, 2009, and has increased by 1,240,400 shares the number of shares that can be repurchased in accordance with the authorization. The increase represents approximately 5.7% of the Company’s issued and outstanding shares of common stock as of November 10, 2008. As of November 10, 2008, the Company had repurchased 3,547,423 shares of its common stock out of the 3,807,023 shares that had been previously authorized for repurchase. As a result of these actions, the Company is currently authorized to repurchase 1,500,000 shares of common stock

The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

The authorization will be utilized at management’s discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements, and to price and other internal limitations established by the Company’s Board of Directors.

The authorization will expire on May 15, 2009, and may be suspended, terminated or modified at any time prior to that date for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

The authorization does not obligate the Company to purchase any particular number of shares. Any shares that are repurchased pursuant to the authorization may be utilized to fund grants that are made under the Equity Incentive Plan that the Company’s stockholders approved at the Company’s 2006 Annual Meeting, and for other corporate purposes.

Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable with dividends from the Company’s principal subsidiary that will be subject to regulatory approval or non-objection.

The Company is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At September 30, 2008, BankFinancial Corporation had total assets of $1.449 billion, total loans of $1.216 billion, total deposits of $1.046 billion and stockholders’ equity of $262 million. As of November 10, 2008, the Company had 21,751,677 million issued and outstanding shares of common stock. The Company’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan,	Gregg T. Adams,
Senior Vice President – Controller	Executive Vice President – Marketing & Sales
BankFinancial Corporation	BankFinancial Corporation
Telephone: 630-242-7151	Telephone: 630-242-7234